Exhibit 99.1

SOHU.COM REPORTS SECOND QUARTER 2010 UNAUDITED FINANCIAL RESULTS

Total Revenues reach US$146.1 Million, Up 15% Year-over-Year, Exceeding High End of Group

Guidance by US$2 Million;

GAAP Net Income before Non-Controlling Interest Up 7% Year-over-Year to US$45.5 Million,

Non-GAAP Net Income before Non-Controlling Interest Up 7% Year-over-Year to US$52.5 Million,

Exceeding High End of Group Guidance by US$2 Million;

GAAP Fully Diluted EPS of 82 US cents, Non-GAAP Fully Diluted EPS of 96 US cents, Exceeding

High End of Group Guidance by 4 US cents

BEIJING, CHINA, July 26, 2010 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, communications, search, online games and wireless value-added services group, today reported unaudited financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights1

•	Record high total revenues and record high revenues for brand advertising and online games. All such operating parameters exceeded Group guidance.

•	Brand advertising revenues were US$53.2 million, up 22% year-over-year, exceeding high end of Group guidance.

•	Online game revenues reached US$77.7 million, up 17% year-over-year and 8% quarter-over-quarter, exceeding high end of Group guidance.

•

Before deducting the share of net income pertaining to the Non-Controlling Interest, GAAP net income for the second quarter of 2010 was US$45.5 million, up 7% year-over-year and 10% quarter-over-quarter, and non-GAAP net income for the second quarter of 2010 was US$52.5 million, up 7% year-over-year and up 9% quarter-over-quarter, exceeding high end of Group guidance.

•

After deducting the share of net income pertaining to the Non-Controlling Interest, GAAP net income for the second quarter of 2010 was US$31.3 million, or 82 US cents per fully diluted share, and non-GAAP net income for the second quarter of 2010 was US$37.5 million, or 96 US cents per fully diluted share, exceeding high end of Group guidance.

Dr. Charles Zhang, Chairman and CEO of Sohu.com, commented, “Our results for the second quarter of 2010 surpassed our expectations as we established record total revenues and set new highs in our brand advertising and online game businesses. For our brand advertising business, we continue to place emphasis on online video and are convinced this will be an area of significant future growth. We have successfully expanded and diversified our collection of licensed and in-house produced quality video content, and develop innovative applications that cater to various devices, including the most sought after iPad. We are very encouraged by the fast-growing user base and new advertisers. For our online game business, Changyou demonstrated that the ongoing strategic release of feedback-driven content and a diverse portfolio of games are helping retain existing users, attract new ones, and reinforce the popularity of our games. We are optimistic about our ability to build on our momentum this year and add value over the long term.

[1]

Explanation of the Group’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and the “Reconciliation to Unaudited Condensed Consolidated Statements of Operations.”

Commenting on Sohu’s brand advertising business, Ms. Belinda Wang, Co-President and COO, added, “Our brand advertising business performed well in the second quarter. The World Expo and World Cup clearly drove our strong performance. These events also enabled us to build stronger relationships with a growing roster of advertisers. Our investments in online video also led to encouraging increases in revenue in this area. As a result, we are starting to gain significant and sustained traction as we increasingly provide higher value advertising solutions to our advertising partners around China.”

Second Quarter Financial Results

Revenues

Total revenues for the second quarter ended June 30, 2010 were US$146.1 million, up 15% year-over-year and 13% quarter-over-quarter.

Brand advertising revenues for the second quarter of 2010 totaled US$53.2 million, up 22% year-over-year and 35% quarter-over-quarter.

Online game revenues for the second quarter of 2010 were US$77.7 million, up 17% year-over-year and 8% quarter-over-quarter.

Wireless revenues for the second quarter of 2010 were US$11.1 million, down 26% year-over-year and 17% quarter-over-quarter.

Gross Margin

Gross margin was 73% for the second quarter of 2010, compared with 75% in the first quarter of 2010 and 77% in the second quarter of 2009. Non-GAAP gross margin for the second quarter of 2010 was 74%, compared with 75% in the first quarter of 2010 and 78% in the second quarter of 2009.

Brand advertising gross margin for the second quarter of 2010 was 58%, compared with 56% in the first quarter of 2010 and 68% in the second quarter of 2009. Non-GAAP brand advertising gross margin for the second quarter of 2010 was 60%, compared with 59% in the first quarter of 2010 and 68% in the second quarter of 2009.

Online game gross margin for the second quarter of 2010 was 91%, compared with 93% in the first quarter of 2010 and 94% in the second quarter of 2009. Non-GAAP online game gross margin for the second quarter of 2010 was also 91%, compared with 93% in the first quarter of 2010 and 94% in the second quarter of 2009.

Wireless gross margin for the second quarter of 2010 was 48%, compared with 48% in the first quarter of 2010 and 45% in the second quarter of 2009. Non-GAAP wireless gross margin for the second quarter of 2010 was 48%, compared with 48% in the first quarter of 2010 and 45% in the second quarter of 2009.

Operating Expenses

For the second quarter of 2010, Sohu’s operating expenses totaled US$56.0 million. Non-GAAP operating expenses totaled US$50.8 million, up 18% sequentially from US$43.0 million and up 17% year-over-year. The year-over-year increase primarily reflects an increase in marketing expenses.

Operating Margin

Operating margin was 35% for the second quarter of 2010, compared with 37% in the first quarter of 2010 and 38% in the second quarter of 2009. Non-GAAP operating margin was 39% for the second quarter of 2010, compared with 42% in the previous quarter and 43% in the second quarter of 2009.

Income Tax Expense

For the second quarter of 2010, excluding non-cash income tax expense of US$0.6 million recorded for tax benefits from share-based awards, non-GAAP income tax expense was US$5.7 million, compared with US$7.4 million in the previous quarter.

Net Income

Before deducting the share of net income pertaining to the Non-Controlling Interest, GAAP net income for the second quarter of 2010 was US$45.5 million, up 7% year-over-year and 10% quarter-over-quarter. Non-GAAP net income for the second quarter of 2010 was US$52.5 million, up 7% year-over-year and 9% quarter-over-quarter, exceeding Group guidance by US$2 million.

After deducting the share of net income pertaining to the Non-Controlling Interest, GAAP net income for the second quarter of 2010 was US$31.3 million, or 82 US cents per fully diluted share. Non-GAAP net income for the second quarter of 2010 was US$37.5 million, or 96 US cents per fully diluted share, an increase of 11% quarter-over-quarter, exceeding Group guidance.

Cash Balance

Sohu group continued to maintain a debt-free balance sheet and a strong cash position of US$599.1 million as of June 30, 2010.

Ms. Carol Yu, Co-President and CFO of Sohu, commented, “We had a solid quarter as both our core businesses reported record revenues with strong growth. With our debt-free balance sheet, strong cash flows, and robust platform, we believe we are particularly well positioned to further expand and deliver long-term value to our shareholders.”

Business Outlook

Sohu estimates total revenues for the third quarter of 2010 to be between US$153.0 million and US$158.0 million, with advertising revenues of US$61.0 million to US$63.0 million.

Sohu estimates brand advertising revenues for the third quarter of 2010 to be between US$57.0 million and US$59.0 million.

Sohu estimates online game revenues for the third quarter of 2010 to be between US$80.0 million and US$83.0 million.

Sohu estimates non-GAAP net income for the third quarter of 2010, before deducting the share of non-GAAP net income pertaining to the Non-Controlling Interest, to be between US$54.0 million to US$56.5 million. After deducting the share of non-GAAP net income pertaining to the Non-Controlling Interest, Sohu estimates non-GAAP net income for the third quarter of 2010 to be between US$39.0 million to US$41.0 million, and non-GAAP fully diluted earnings per share for the third quarter of 2010 to be between US$1.00 and US$1.05.

Assuming no new grants of share-based awards, Sohu estimates compensation expense and income tax expense related to share-based awards for the third quarter of 2010 to be between US$6.5 million and US$7.5 million, which includes Changyou’s share-based compensation expense for the third quarter of 2010 estimated to be between US$1.5 million and US$2.0 million. Considering Sohu’s share in Changyou, the estimated impact of this expense under US GAAP is expected to reduce Sohu’s fully diluted earnings per share for the third quarter of 2010 by 16 US cents to 18 US cents.

Supplementary Information for Online Game Business

Operational Results

Aggregate registered accounts for Changyou’s games2 grew 12% quarter-over-quarter and 42% year-over-year to 98.2 million.

Changyou has adopted a new method for reporting aggregate peak concurrent users (“PCU”) for Changyou’s games. Aggregate PCU for Changyou’s games determined under the previous method rose 23% quarter-over-quarter and 35% year-over-year to approximately 1.28 million. Aggregate PCU for Changyou’s games determined under the new method rose 25% quarter-over-quarter and 21% year-over-year to approximately 1.14 million. Under the previous method, aggregate PCU for a quarter was determined by adding up the separate PCUs for each of Changyou’s games for the quarter. Under the new method, the aggregate PCU reported by Changyou for its games will be the highest aggregate PCU of the games for a day that occurs during the quarter. We believe that the new method will provide investors with a better foundation for understanding the performance of our online game business on a comparative quarter-over-quarter and year-over-year basis. In this release, we are providing quarter-over-quarter and year-over-year comparisons using both methods in order to facilitate investors’ understanding as Changyou transitions from the previous method to the new method. Going forward, we plan to only report aggregate PCU for Changyou’s games determined under the new method.

Aggregate active paying accounts (“APA”) for Changyou’s games grew 17% quarter-over-quarter and 17% year-over-year to approximately 2.79 million.

Average revenue per active paying account (“ARPU”) for Changyou’s games was RMB184 for the quarter, a decline of 8% quarter-over-quarter and 1% year-over-year, which is consistent with Changyou’s intention to have ARPU within a range that keeps Changyou’s games affordable for the majority of Chinese game players.

Revenues

Total online game revenues for the second quarter of 2010 increased 8% quarter-over-quarter and 17% year-over-year to US$77.7 million.

Revenues from game operations for the second quarter of 2010 increased 8% quarter-over-quarter and 16% year-over-year to US$75.6 million. The increases were mainly due to the ongoing popularity of TLBB, Changyou’s flagship game.

Overseas licensing revenues for the second quarter of 2010 increased 15% quarter-over-quarter and 29% year-over-year to US$2.1 million. The increases were largely the result of increased momentum of TLBB in Vietnam and Malaysia.

Recent Business Developments

Open Beta Testing of Zhong Hua Ying Xiong

On May 20, 2010, Changyou began open beta testing of Zhong Hua Ying Xiong, Changyou’s first 3D martial arts-themed massively multi-player online role-playing game (“MMORPG”). This licensed game is based on a popular Hong Kong comic book of the same name. The game features advanced 3D graphics, cinematic cutscenes, and dynamic real-time fighting movements that are designed to attract 3D online game enthusiasts.

[2]	Comprising Tian Long Ba Bu, Blade Online, Blade Hero 2, Da Hua Shui Hu, and Zhong Hua Ying Xiong.

Acquisition of I.C.E. Entertainment

In May 2010, Changyou completed the acquisition of I.C.E Entertainment Limited, a Shanghai-based online game developer and operator. The acquisition adds over 140 game engineers and game operation professionals to Changyou’s platform.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), Sohu’s management uses non-GAAP measures of cost of revenues, operating expenses, income tax expense, net income and net income per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards granted to employees on the consolidated statements of operations, which consists mainly of share-based compensation expense and non-cash tax benefits from excess tax deductions related to share-based awards. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards does not involve any upfront or subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP cost of revenues, operating expenses, net income and net income per share, excluding the impact of share-based awards, is that the impact of share-based awards have been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is extracted from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the slower growth the Chinese economy experienced during the latter half of 2008 and in 2009, which could recur in the future, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on July 26, 2010 (8:30 p.m. Beijing/Hong Kong time, July 26, 2010) at 8:30 a.m. U.S. Eastern Time.

The dial-in details for the live conference call are:

US Toll-Free:	+1-877-941-6009
International:	+1-480-629-9772
Hong Kong:	+852-3009-5027
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the pass code to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:00 a.m. Eastern Time on July 26 through August 8, 2010. The dial-in details for the telephone replay are:

International:	+852-3056-2777
Passcode:	4328860

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com.

Sohu corporate services consist of brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. The Companies’s massively multiplayer online role-playing game (MMORPG) subsidiary, Changyou.com (NASDAQ: CYOU), currently operates five online games, including the in-house developed Tian Long Ba Bu, one of the most popular online games in China, and the licensed Blade Online, Blade Hero 2, Da Hua Shui Hu and Zhong Hua Ying Xiong. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its fourteenth year of operation.

For investor and media inquiries, please contact:

In China:

Ms. Li Mei

Sohu.com Inc.

Tel: +86 (10) 6272-6596

E-mail: ir@contact.sohu.com

Mr. Chen Yuan Yuan

Christensen

Tel: +86 (10) 5971-2001

E-mail: ychen@ChristensenIR.com

In the United States:

Mr. Jeff Bloker

Christensen

Tel: +1 (480) 614-3003

E-mail: jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Six Months Ended
	Jun. 30, 2010	Mar. 31, 2010	Jun. 30, 2009	Jun. 30, 2010	Jun. 30, 2009
Revenues:
Advertising
Brand advertising	$53,162	$39,512	$43,621	$92,674	$82,695
Sponsored search	3,891	2,834	1,769	6,725	3,331

Subtotal of advertising revenues	57,053	42,346	45,390	99,399	86,026

Online games	77,721	72,072	66,596	149,793	128,203
Wireless and others	11,323	15,036	15,099	26,359	28,594

Total revenues	146,097	129,454	127,085	275,551	242,823

Cost of revenues:
Advertising
Brand advertising (includes share-based compensation expense of $1,204, $967, $261, $2,171 and $497, respectively)	22,256	17,283	14,065	39,539	27,795
Sponsored search (includes share-based compensation expense of $1, $1, $3, $2 and $6, respectively)	3,507	2,913	2,265	6,420	4,563

Subtotal of cost of advertising revenues	25,763	20,196	16,330	45,959	32,358

Online games (includes share-based compensation expense of $43, $67, $90, $110 and $98, respectively)	7,008	5,384	3,937	12,392	7,373
Wireless and others (includes share-based compensation expense of $0, $0, $1, $0 and $1, respectively)	6,150	7,246	8,512	13,396	16,641

Total cost of revenues	38,921	32,826	28,779	71,747	56,372

Gross profit	107,176	96,628	98,306	203,804	186,451
Operating expenses:
Product development (includes share-based compensation expense of $2,218, $2,445, $3,299, $4,663 and $4,573, respectively)	16,881	15,518	14,637	32,399	27,951
Sales and marketing (includes share-based compensation expense of $1,176, $955, $214, $2,131 and $499, respectively)	29,606	23,009	25,810	52,615	42,636
General and administrative (includes share-based compensation expense of $1,811, $2,093, $2,746, $3,904 and $3,227, respectively)	9,384	9,883	9,208	19,267	17,102
Amortization of intangible assets	139	108	128	247	202

Total operating expenses	56,010	48,518	49,783	104,528	87,891

Operating profit	51,166	48,110	48,523	99,276	98,560
Other (expense) / income	(330)	(25)	62	(355)	63
Interest income and exchange difference	958	1,199	1,274	2,157	2,396

Income before income tax expense	51,794	49,284	49,859	101,078	101,019
Income tax expense	6,329	7,963	7,969	14,292	14,555

Income from continuing operations	45,465	41,321	41,890	86,786	86,464

Gain from discontinued e-commerce operations	—	—	446	—	446

Net income	45,465	41,321	42,336	86,786	86,910

Less: Net income attributable to the noncontrolling interest	12,012	11,130	8,801	23,142	8,780

Net income attributable to Sohu.com Inc.	33,453	30,191	33,535	63,644	78,130

Basic net income per share attributable to Sohu.com Inc.	$0.88	$0.80	$0.88	$1.68	$2.04

Shares used in computing basic net income per share attributable to Sohu.com Inc.	37,822	37,778	38,284	37,800	38,223

Diluted net income per share attributable to Sohu.com Inc.	$0.82	$0.73	$0.79	$1.54	$1.94

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,289	38,443	39,018	38,366	38,935

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Jun. 30, 2010	As of Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$599,105	$563,782
Accounts receivable, net	62,014	46,610
Prepaid and other current assets	19,263	10,781

Total current assets	680,382	621,173
Fixed assets, net	119,136	115,088
Goodwill	67,708	55,555
Intangible assets, net	14,073	7,933
Other assets, net	73,242	28,524

Total assets	$954,541	$828,273

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,397	$4,602
Accrued liabilities to suppliers and agents	49,233	41,103
Receipts in advance and deferred revenue	41,780	36,944
Accrued salary and benefits	29,697	28,860
Tax payables	19,997	21,953
Other accrued liabilities	23,436	17,035

Total current liabilities	$171,540	$150,497

Contingent consideration	1,325	—
Commitments and contingencies	—	—

Shareholders’ equity:
Sohu.com Inc. shareholders’ equity	684,174	609,781
Noncontrolling interest	97,502	67,995

Total shareholders’ equity	$781,676	$677,776

Total liabilities and shareholders’ equity	$954,541	$828,273

SOHU.COM INC.

RECONCILIATIONS TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING IMPACT OF SHARE-BASED AWARDS

	Three Months Ended Jun. 30, 2010			Three Months Ended Mar. 31, 2010			Three Months Ended Jun. 30, 2009
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP
Advertising revenues	$57,053	$—	$57,053	$42,346	$—	$42,346	$45,390	$—	$45,390
Less: Cost of advertising revenues	25,763	(1,205)	24,558	20,196	(968)	19,228	16,330	(264)	16,066

Advertising gross profit	$31,290	$1,205	$32,495	$22,150	$968	$23,118	$29,060	$264	$29,324

Advertising gross margin	55%		57%	52%		55%	64%		65%

Online games revenues	$77,721	$—	$77,721	$72,072	$—	$72,072	$66,596	$—	$66,596
Less: Cost of online games revenues	7,008	(43)	6,965	5,384	(67)	5,317	3,937	(90)	3,847

Online games gross profit	$70,713	$43	$70,756	$66,688	$67	$66,755	$62,659	$90	$62,749

Online games gross margin	91%		91%	93%		93%	94%		94%

Wireless and others revenues	$11,323	$—	$11,323	$15,036	$—	$15,036	$15,099	$—	$15,099
Less: Cost of wireless and others revenues	6,150	—	6,150	7,246	—	7,246	8,512	(1)	8,511

Wireless and others gross profit	$5,173	$—	$5,173	$7,790	$—	$7,790	$6,587	$1	$6,588

Wireless and others gross margin	46%		46%	52%		52%	44%		44%

Total revenues	$146,097	$—	$146,097	$129,454	$—	$129,454	$127,085	$—	$127,085
Less: Total cost of revenues	38,921	(1,248)	37,673	32,826	(1,035)	31,791	28,779	(355)	28,424
Gross profit	$107,176	$1,248	$108,424	$96,628	$1,035	$97,663	$98,306	$355	$98,661
Gross margin	73%		74%	75%		75%	77%		78%

Operating expenses	$56,010	$(5,205)	$50,805	$48,518	$(5,493)	$43,025	$49,783	$(6,259)	$43,524

Operating profit	$51,166	$6,453	$57,619	$48,110	$6,528	$54,638	$48,523	$6,614	$55,137

Operating margin	35%		39%	37%		42%	38%		43%

Income tax expense / (benefit)	$6,329	$(624)	$5,705	$7,963	$(531)	$7,432	$7,969	$—	$7,969

Net income before Non-Controlling Interest	$45,465	$7,077	$52,542	$41,321	$7,059	$48,380	$42,336	$6,614	$48,950

Net income attributable to Sohu.com Inc. for basic net income per share	$33,453	$6,511	$39,964	$30,191	$6,224	$36,415	$33,535	$5,162	$38,697

Net income attributable to Sohu.com Inc. for diluted net income per share (b)	$31,265	$6,187	$37,452	$27,927	$5,842	$33,769	$30,876	$4,323	$35,199

Diluted net income per share attributable to Sohu.com Inc.	$0.82		$0.96	$0.73		$0.86	$0.79		$0.90

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,289		39,037	38,443		39,079	39,018		39,092

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interest in Changyou under the treasury stock method.

SOHU.COM INC.

RECONCILIATIONS TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING IMPACT OF SHARE-BASED AWARDS

	Six Months Ended Jun. 30, 2010			Six Months Ended Jun. 30, 2009
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP
Advertising revenues	$99,399	$—	$99,399	$86,026	$—	$86,026
Less: Cost of advertising revenues	45,959	(2,173)	43,786	32,358	(503)	31,855

Advertising gross profit	$53,440	$2,173	$55,613	$53,668	$503	$54,171

Advertising gross margin	54%		56%	62%		63%

Online games revenues	$149,793	$—	$149,793	$128,203	$—	$128,203
Less: Cost of online games revenues	12,392	(110)	12,282	7,373	(98)	7,275

Online games gross profit	$137,401	$110	$137,511	$120,830	$98	$120,928

Online games gross margin	92%		92%	94%		94%

Wireless and others revenues	$26,359	$—	$26,359	$28,594	$—	$28,594
Less: Cost of wireless and others revenues	13,396	—	13,396	16,641	(1)	16,640

wireless and others gross profit	$12,963	$—	$12,963	$11,953	$1	$11,954

wireless and others gross margin	49%		49%	42%		42%

Total revenues	$275,551	$—	$275,551	$242,823	$—	$242,823
Less: Total cost of revenues	71,747	(2,283)	69,464	56,372	(602)	55,770

Gross profit	$203,804	$2,283	$206,087	$186,451	$602	$187,053

Gross margin	74%		75%	77%		77%

Operating expenses	$104,528	$(10,698)	$93,830	$87,891	$(8,299)	$79,592
Operating profit	$99,276	$12,981	$112,257	$98,560	$8,901	$107,461

Operating margin	36%		41%	41%		44%

Income tax expense	$14,292	$(1,155)	$13,137	$14,555	$—	$14,555

Net income before Non-Controlling Interest	$86,786	$14,136	$100,922	$86,910	$8,901	$95,811

Net income attributable to Sohu.com Inc. for basic net income per share	$63,644	$12,735	$76,379	$78,130	$7,449	$85,579

Net income attributable to Sohu.com Inc. for diluted net income per share (b)	$59,192	$12,029	$71,221	$75,471	$6,610	$82,081

Diluted net income per share attributable to Sohu.com Inc.	$1.54		$1.82	$1.94		$2.10

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,366		39,058	38,935		39,057

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interest in Changyou under the treasury stock method.
(c)	Certain amounts from prior periods have been reclassified to conform with current period presentation.